As filed with the Securities and Exchange Commission on December 7, 2006.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cameco Corporation
(Exact name of registrant as specified in its charter )

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2121 – 11th Street West
Saskatoon, Saskatchewan
Canada S7M 1J3
(Address of principal executive offices)

Amended and Restated Stock Option Plan
(Full title of the plan)

Fletcher Newton
Power Resources, Inc.
141 Union Boulevard, Suite 330
Lakewood, Colorado 80228
(720) 917-0112
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Gary M.S. Chad, Esq.
Corporate Secretary
Cameco Corporation
2121 – 11th Street West,
Saskatoon, Saskatchewan
Canada S7M 1J3
(306) 956-6303
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of securities to	Amount to	Offering Price	Aggregate	Registration
be registered	be Registered (1)	per Share(2)	Offering Price(2)	Fee
Common Shares	2,500,000 shares	$39.06	$97,650,000	$10,479

(1)	Plus such indeterminate number of Common Shares of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based upon the average of the reported high and low sales price of the Common Shares of Cameco Corporation on December 5, 2006 on the New York Stock Exchange (a date within five business days of the filing of this Registration Statement).

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed to register 2,500,000 additional Common Shares of Cameco Corporation (the “Company”) which have been reserved for issuance under the Company’s Amended and Restated Stock Option Plan, as amended by the Board of Directors on February 23, 2006 (the “Plan”). The Common Shares originally reserved under the Plan were previously registered on Registration Statements on Form S-8 (Nos. 333-11736 and 333-6180).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 are not required to be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Cameco Corporation as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
     The following documents which have been and will in the future be filed by us with the SEC are incorporated in the Registration Statement by reference:
     (a)   Our Annual Report on Form 40-F for the fiscal year ended December 31, 2005, which contains our audited financial statements for such fiscal year.
     (b)   All other reports filed by our company under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2005.
     (c)   The description of our Common Shares set forth under the caption “Description of Share Capital” in the Prospectus contained in our Registration Statement on Form F-10 (File No. 333-1648) incorporated by reference in our Registration Statement on Form 8-A (File No. 1-14228), including any amendment or report filed for the purpose of amending such description.
     In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.
Item 4.   Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6.   Indemnification of Directors and Officers.
     Under the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the Registrant or other entity and provided that the individual acted honestly and in good faith with a view to the best interests of the Registrant or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other entity to procure a judgment in its favor only with court approval. An individual referred to above is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of such person’s association with the Registrant or other entity as described above if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.
     The By-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity of another entity to the fullest extent permitted by the Canada Business Corporations Act or otherwise by law.
     The Registrant has also entered into contracts with each of its current officers and directors to indemnify each of them against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, incurred in respect of any civil, criminal or administrative action or proceeding by reason of being or having been a director or an officer and employee of the Registrant, or by reason of being or having been, at the request of the Registrant, a director or officer, or both, of a body corporate in which the Registrant, directly or indirectly, is a shareholder, in each case to the extent permitted by applicable law and subject to the further conditions described below. Such contractual indemnity is only available if the person claiming the indemnity acted honestly and in good faith with a view to the best interests of the Registrant, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the person claiming the indemnity had reasonable grounds for believing that the conduct in question was lawful and in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person claiming the indemnity is made a party by reason of being or having been a director or officer of the Registrant or any of its direct or indirect subsidiaries, if a court of competent jurisdiction gives its approval to the Registrant to provide the indemnity, if such approval is required by law.

     The Registrant has purchased insurance for the benefit of all directors and officers against liability incurred by them in their capacity as a director or officer of the Registrant or its subsidiaries in an amount of Cdn $150,000,000. The policy contains a number of exclusions and limitations to the coverage provided, as a result of which, the Registrant may, under certain circumstances, be obligated to indemnify its directors or officers for certain claims that do not fall within the coverage under the policy.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 7.   Exemption from Registration Claimed.
     Not applicable.
Item 8.   Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.
Item 9.   Undertakings.
     The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:
     (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
          (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
     (4) To include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada on the 7th day of December, 2006.

CAMECO CORPORATION
By:	"Gerald W. Grandey"
	Name:	Gerald W. Grandey
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities listed below and on the date indicated and each of the undersigned persons, in any capacity, hereby appoints Gerald W. Grandey, O. Kim Goheen and Gary M.S. Chad severally as attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, to sign this Registration Statement and any and all amendments (including post-effective amendments and any registration statements pursuant to Rule 462(b) under the Securities Act of 1933) and supplements and exhibits thereto and to file the same, and other documents in connection therewith, with the Securities and Exchange Commission, and authorizes each of them to do and perform each and every act necessary to be done in connection therewith.

Signature	Title	Date
“Gerald W. Grandey” Gerald W. Grandey	President and Chief Executive Officer and Director (principal executive officer)	December 7, 2006
“O. Kim Goheen” O. Kim Goheen	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	December 7, 2006
“John S. Auston” John S. Auston	Director	December 7, 2006
“John H. Clappison” John H. Clappison	Director	December 7, 2006
“Joe F. Colvin” Joe F. Colvin	Director	December 7, 2006

Signature	Title	Date
“Harry D. Cook” Harry D. Cook	Director	December 7, 2006
“James R. Curtiss” James R. Curtiss	Director	December 7, 2006
“George S. Dembroski” George S. Dembroski	Director	December 7, 2006
“Nancy E. Hopkins” Nancy E. Hopkins	Director	December 7, 2006
“Oyvind Hushovd” Oyvind Hushovd	Director	December 7, 2006
“Dr. J.W. George Ivany” Dr. J.W. George Ivany	Director	December 7, 2006
“A. Anne McLellan” A. Anne McLellan	Director	December 7, 2006
“A. Neil McMillan” A. Neil McMillan	Director	December 7, 2006
“Robert W. Peterson” Robert W. Peterson	Director	December 7, 2006
“Victor J. Zaleschuk” Victor J. Zaleschuk	Director	December 7, 2006

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Form S-8, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Lakewood, State of Colorado on the 7th day of December, 2006.

By:	"Fletcher Newton"
	Name:	Fletcher Newton

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Amended and Restated Stock Option Plan.

5.1	Opinion of Gary M.S. Chad, Esq. regarding legality of securities being registered.

23.1	Consent of Independent Chartered Accountants.

23.2	Consent of Gary M.S. Chad, Esq. (included in Exhibit 5)